EX-99.D(9)

[Bramwell Capital logo]

Bramwell Capital Management, Inc.
745 Fifth Avenue
New York, New York 10151
Tel (212) 308-0596
Fax (212) 308-2551

July 22, 2003

Donald G. Allison, Secretary and Treasurer

The Bramwell Funds, Inc.

745 Fifth Avenue, 16th Floor

New York, New York 10151

Dear Don:

This letter will confirm our binding commitment to you that Bramwell Capital Management, Inc., the investment adviser to the Bramwell Growth Fund and the Bramwell Focus Fund (the "Funds"), has agreed to subsidize the Funds such that the total expenses of the Funds (excluding interest, taxes, brokerage and extraordinary expenses) do not exceed an annual rate of 1.75% of the Fund's average net assets for the fiscal years 2004 and 2005.
Sincerely,
BRAMWELL CAPITAL MANAGEMENT, INC.
By:	/s/ Elizabeth R. Bramwell
Elizabeth R. Bramwell
President

If this letter accurately represents our agreement, please indicate by signing below.
THE BRAMWELL FUNDS, INC.
Accepted By:	/s/ Donald G. Allison
Donald G. Allison
Secretary and Treasurer